Additional Information

The reporting person may also be deemed to own directly or indirectly and beneficially the following shares of common stock, par value $1.00 per share (the "Common Stock"), of the issuer (see below for a description of how the reporting person is related to the following direct holders):

(1)  4,109,159 shares directly held by the Contran
Corporation ("Contran");

(2)  326,364 shares directly held by Valhi, Inc. ("Valhi");
and

(3)  326,050 shares directly held by NL Industries, Inc.
("NL").

Contran also directly holds 54,956 shares of the issuer's
Series A 10% Cumulative Convertible Pay-In-Kind Preferred
Stock, stated value $1,000 and no par value per share (the
"Series A Preferred Stock"), the terms of which are set forth in, and incorporated herein by reference from, the Amended and Restated Certificate of Designations, Rights and Preferences of the Series A 10% Cumulative Convertible
Pay-In-Kind Preferred Stock filed as Exhibit 3.2 to the issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 with the Securities and Exchange
Commission.

On or after March 15, 2003, Contran has the right to convert all of its shares of Series A Preferred Stock into an aggregate of 13,739,000 shares of Common Stock.
Currently, however, the issuer's Restated Certificate of Incorporation only allows for the issuance of 12,000,000 shares of Common Stock, of which 10,068,450 are currently issued and outstanding. The reporting person understands that the issuer will present a proposal at its next annual meeting of stockholders to amend its Restated Certificate of Incorporation to allow for the issuance of at least such number of shares of Common Stock that the issuer is obligated to issue upon full conversion of the outstanding shares of Series A Preferred Stock. Assuming the issuer's Restated Certificate of Incorporation is so amended on or after March 15, 2003, Keystone's outstanding equity securities remain the same and Harold C. Simmons' current beneficial ownership of such securities otherwise remains the same, as a result of the conversion rights of Contran's shares of Series A Preferred Stock, Mr. Simmons may be deemed, at the time of such amendment, to be the beneficial owner of 18,729,618 shares of the 23,807,450 shares of Common Stock outstanding (adjusting the outstanding shares of Common Stock assuming only Contran exercises its conversion rights and does so in full), or 78.7% of such outstanding shares of Common Stock.

Contran, Valhi, NL, the Harold Simmons Foundation, Inc.
(the "Foundation") and The Combined Master Retirement Trust
(the "CMRT") are the direct holders of approximately 40.8%, 3.2%, 3.2%, 1.9% and 0.3%, respectively, of the outstanding shares of Common Stock.

Valhi and Tremont LLC are the direct holders of approximately 63.2% and 21.4%, respectively, of the outstanding common stock of NL. Valhi is the direct holder of 100% of the membership interests of Tremont LLC. Valhi
Group, Inc. ("VGI"), National City Lines, Inc.
("National"), Contran, the Foundation, the Contran Deferred
Compensation Trust No. 2 (the "CDCT No. 2") and the CMRT are the direct holders of approximately 77.6%, 9.1%, 2.9%, 1.3%, 0.4% and 0.1%, respectively, of the outstanding common stock of Valhi. National City Lines, Inc.
("National"), NOA, Inc. ("NOA") and Dixie Holding Company
("Dixie Holding") are the direct holders of approximately
73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA.
Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately
88.9% of the outstanding common stock of Southwest.

Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the
"Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any shares of Contran stock that the Trusts hold.

The CMRT directly holds approximately 0.3% of the outstanding shares of Common Sock and 0.1% of the outstanding shares of Valhi common stock. Valhi established the CMRT as a trust to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies adopt. Mr. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Mr.
Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

The Foundation directly holds approximately 1.9% of the outstanding shares of Common Sock and 1.3% of the outstanding shares of Valhi common stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation and may be deemed to control the Foundation.

The CDCT No. 2 directly holds approximately 0.4% of the outstanding Valhi common stock. U.S. Bank National
Association serves as the trustee of the CDCT No. 2.
Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.
If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due. Pursuant to the terms of the CDCT No. 2, Contran (i) retains the power to vote the shares of Valhi common stock held directly by the CDCT
No. 2, (ii) retains dispositive power over such shares and
(iii) may be deemed the indirect beneficial owner of such shares.

The CMRT directly holds approximately 0.3% of the outstanding shares of Common Stock and 0.1% of the outstanding shares of Valhi common stock. Valhi established the CMRT as a trust to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies adopt. Mr. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

The reporting person understands that Valmont Insurance
Company ("Valmont"), NL and a subsidiary of NL directly own
1,000,000, 3,522,967 and 1,186,200 shares of Valhi common
stock, respectively, as of the date of this statement.
Valhi is the direct holder of 100% of the outstanding common stock of Valmont. As a result of Valhi's direct and indirect ownership of Valmont, NL and its subsidiary, the reporting person further understands that, pursuant to Delaware law, Valhi treats its shares of common stock that Valmont, NL and NL's subsidiary own as treasury stock for voting purposes. For the purposes of this statement, such shares of Valhi common stock that Valmont, NL and its subsidiary hold directly are not deemed outstanding.

Mr. Harold C. Simmons is chairman of the board of Tremont
LLC, NL, Valhi, VGI, National, NOA, Dixie Holding, Dixie
Rice, Southwest and Contran.

By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, (a) Mr. Simmons may be deemed to control the entities described above and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of Common Stock directly held by certain of such other entities. However, Mr. Simmons disclaims beneficial ownership of the shares of Common
Stock beneficially owned, directly or indirectly, by any of such entities.

Harold C. Simmons' spouse is the direct owner of 10,645 shares of Common Stock and 69,475 shares of NL common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.